UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 23, 2009

Arrowhead Research Corporation

(Exact name of registrant as specified in its charter)

0-21898

(Commission File Number)

Delaware	46-0408024
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

201 South Lake Avenue, Suite 703, Pasadena, CA 91101

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (626) 304-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 23, 2009, Arrowhead Research Corporation’s (“Arrowhead”) wholly-owned subsidiary Tego Biosciences, Inc., (“Tego”) completed the sale of all of its non-cash intellectual property assets (“Tego IP”) to Luna Innovations, Inc. (“Luna”) under the terms of the Tego-Luna Asset Purchase Agreement dated November 13, 2009 (“APA”). The Tego IP includes a portfolio of Tego-owned foreign and domestic patents and patent applications. The Tego IP also includes patent licenses from Siemens AG and Washington University, St. Louis. Under the APA, Luna agreed to assume Tego’s role as licensor under a license Tego granted under the Tego IP to The Bronx Project, Inc. (“TBP”) to develop carboxyfullerenes in the field of neuronal injury (the “TBP License”). Luna also assumed Tego’s role as Licensor under the exclusive license Tego granted to Arrowhead’s affiliate Unidym, Inc. (“Unidym”), under the Tego IP in the field of industrial non-pharmaceutical fullerenes.

The APA set forth an upfront purchase price of $350,000 and reimbursements of patent and license expenses of $80,000. Further, under the terms of the APA, Luna will pay Tego 10% of any revenues it receives from its licensing or resale of the Tego IP. Tego shall also receive from Luna 50% of any net proceeds Luna receives from the TBP License. Tego shall receive royalties from Luna for any sales of fullerene products covered by the Tego IP, as well as clinical development milestones totaling $4.25m for each fullerene product it develops that is covered by the Tego IP.

In the APA, Tego and Siemens release Luna as well as certain Luna executives from the claims they filed against Luna during Luna’s Chapter 11 bankruptcy proceedings in the United States Bankruptcy Court for the Western District of Virginia.

The foregoing is intended only as a summary of the terms of the Asset Purchase Agreement and is qualified in its entirety by the agreement, a copy of which the Company intends to file with its Quarterly Report on Form 10-Q for the quarter ended December 31, 2009.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 28, 2009

ARROWHEAD RESEARCH CORPORATION

By:	/s/ Christopher Anzalone
Christopher Anzalone
Chief Executive Officer